Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2026, relating to the consolidated financial statements of Velo3D, Inc. appearing in the Annual Report on Form 10-K of Velo3D, Inc. for the year ended December 31, 2025.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

June 11, 2026